Exhibit 99.1

FOR IMMEDIATE RELEASE: May 7, 2012

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Holds 2012 Annual Stockholder Meeting

Stockholders re-elect Dr. Patrick M. Byrne and Barclay Corbus to the Board of Directors

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced that the stockholders at the company’s annual meeting held on May 3, 2012 re-elected Dr. Patrick M. Byrne and Barclay F. Corbus to the company’s Board of Directors to serve terms of three years.

Byrne, Chairman and CEO of Overstock.com said, “I am grateful for the support of our stockholders in electing Clay and me to the Board, and appreciate that Clay has agreed to continue to serve. His leadership and input have been superb.”

In addition to electing Byrne and Corbus, the company’s stockholders ratified the selection of KPMG LLP as the company’s independent accountants, and they approved an amendment and restatement of the company’s 2005 Equity Incentive Plan.

Details of the voting were supplied in the Form 8-K that was filed with the Securities and Exchange Commission on May 7, 2012.

About Overstock.com Overstock.com is a technology-based retail company offering customers a wide variety of high-quality products, at great value, with superior customer service. The company provides its customers with the opportunity to shop for bargains by offering suppliers an alternative inventory distribution channel. Headquartered in Salt Lake City, Overstock.com is a publicly traded company listed on the NASDAQ Global Market System and can be found online at

http://www.overstock.com and http://www.o.co.  Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, and Club O Rewards Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Annual Report on Form 10-K for the year ended December 31, 2011 that was filed on March 2, 2012, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.